CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 2-80543 on Form N-1A of our report dated January 23, 2025, relating to the financial statements and financial highlights of Treasury Instruments Portfolio, Treasury Portfolio, U.S. Government Portfolio, and U.S. Government Select Portfolio, four separate portfolios of Northern Institutional Funds, appearing in Form N-CSR of Northern Institutional Funds for the period/year ended November 30, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and on page 1 of the Statements of Additional Information and under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 28, 2025